Exhibit 99.1

India Globalization Capital Inc. (IGC) and its Subsidiaries File Financial Results for Fiscal Year Ended March 31, 2008

Year-over-Year Pro Forma Revenue Up Over 100%; Growth Expected to Accelerate in FYE 2009.

BETHESDA, Md., July 16, 2008 -- (PR NEWSWIRE) -- India Globalization Capital, Inc. (AMEX: IGC.U), (AMEX: IGC.WS), (AMEX: IGC), a U.S.-based company developing infrastructure in India through its majority-owned subsidiaries, Sricon Infrastructure Private Limited (Sricon) and Techni Bharathi Limited (TBL), has filed its financial results for the Financial Year Ended (FYE) March 31, 2008 on Form 10-KSB.

For FYE March 31, 2008 IGC’s subsidiaries reported combined pro forma non-GAAP revenue of $32.9 million and combined pro forma non-GAAP net income of $4.4 million before one-time expenses.

For FYE March 31, 2008, IGC reported GAAP revenue of $2.2 million and a net loss of $5.2 million, or a loss of $0.61 per share, inclusive of one-time SPAC expenses.  IGC GAAP statements include only three weeks of revenues and earnings generated from the subsidiaries and all of the one-time SPAC related expenses, of which $4.4 million was non-cash expenses associated with warrants and stock issued to bridge lenders.

We are including non-GAAP financial information for the following reasons:

•	For over eleven months of FYE March 31, 2008, IGC was a SPAC with no operations and no revenue.
•	Sricon and TBL serve as predecessor companies with operating history, which can be meaningfully compared. IGC’s history is not meaningful or relevant as it was a shell in the FYE 2007 with no revenue.
•
IGC’s GAAP consolidated statements for FYE 2008, include only three weeks of revenue and earnings, derived from the subsidiaries, specifically for the period since the acquisitions were consummated March 7, 2008 to the end of the reporting period March 31, 2008.

•	In the future we expect to compare our operating results to the pro forma non-GAAP financials, as they will better illustrate operating performance.

Ram Mukunda, chief executive officer of IGC said:  “On a pro forma basis, our combined subsidiaries increased revenue by over 100 percent year-over–year with expanding margins.  We are seeing strong evidence of building scale within our businesses.  This is confirmation of our ability to build scale as we accelerate our growth, by winning more contracts and increasing our backlog”.

Mukunda added: “Based on our current order book we expect record revenues and earnings and reaffirm our guidance for the fiscal year ending March 31, 2009 of revenue between $110 million to $125 million and earnings between $7 million to $9 million, before any one-time or non cash charges”.

On March 7, 2008, upon obtaining the consent of its stockholders, IGC acquired 63% of Sricon Infrastructure and 77% of (TBL), both infrastructure companies based in India.

The financial statements filed with the SEC include audited statements for Sricon and TBL from April 1, 2007 through the consummation of the acquisition on March 7, 2008.  The remaining days of March 2008, between March 8 and March 31, are consolidated and reported on IGC’s consolidated statements.  As IGC was a SPAC before the acquisition, it did not engage in an operating business and had no revenue to report for the 2008 fiscal year other than for the three weeks post acquisition.

Revenue:

For FYE 2008, on a pro forma basis, Sricon and TBL combined reported about $30.1 million of revenue, plus about $2.8 of other income, for a total of $32.9 million.  Generally, other income includes the sale of scrap construction material, leasing excess capacity to other firms, among others, and in FYE 2008 it included a one-time gain in TBL.

The aggregate revenue of $30.1 million includes the following: for their respective fiscal years ending March 7, 2008, Sricon and TBL reported $22.6 million and $5.3 million respectively on their audited GAAP statements.  In addition, their combined revenue for the last three weeks in March 2008 is reported on IGC’s audited statements as about $ 2.2 million.

For FYE 2007, Sricon and TBL combined, reported about $14.9 million of revenue plus about $632 thousand of other income, for a total of $15.5 million.

The revenue of Sricon alone grew over 113 % from $10.6 million in FYE 2007 to $22.6 million for the period April 1, 2007 to March 7, 2008.

Net Income:

From April 1, 2007 through March 7, 2008, on a pro forma non-GAAP basis, Sricon and TBL combined reported earnings of about $4.4 million.  For FYE 2007 the two companies combined reported non-GAAP earnings of $946 thousand.

The net income of Sricon grew 480% from $410 thousand in FYE 2007 to $2.3 million for the period April 1, 2007 through March 7, 2008.  The period in 2008 is less by about three weeks, because the income for the remaining three weeks in March 2008 is consolidated with IGC.

Margins and Margins Trends:

At Sricon, our larger and more significant infrastructure subsidiary, gross margins have improved steadily; they were 22%, 24% and 29% for FYE 2006, 2007 and 2008 respectively.  Operating margins were 8%, 11% and 17% for FYE 2006, 2007, and 2008 respectively, while net income margins were about 4%, 4% and 11% for FYE 2006, 2007, and 2008 respectively.

Balance Sheet:

As of March 31, 2008, our consolidated total assets were about $67.6 million, including cash and cash equivalents of around $8.4 million.  Also, we reported consolidated short-term debt of about $5.6 million and consolidated long-term debt of approximately $1.2 million as of March 31, 2008.

About IGC

Based in Bethesda, Maryland, IGC operates through two infrastructure companies in India, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi, Limited (“TBL”).  IGC owns sixty-three percent of Sricon and seventy-seven percent of TBL.  IGC through its subsidiaries has three core businesses: 1) highway and other heavy construction, 2) mining & quarrying and 3) civil construction and engineering of high temperature plants. The Company’s medium term plans are to expand each of these lines of business.

Most of IGC’s operations are based in India.  The company has offices in Maryland, Mauritius, Nagpur, Cochin, Delhi and Bangalore.  Copies of  IGC’s filings with the SEC containing information about IGC, our Indian operations and other relevant documents, are available at no charge at the SEC’s Internet site (http://www.sec.gov).  For more information about IGC, please visit the company’s web site at www.indiaglobalcap.com.

Forward-Looking Statements:

This press release may contain forward-looking statements. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements.  Factors, which could cause actual results to differ, relate to: (i) the ability of the parties to successfully win new contracts, execute on contracts and business plan, (ii) our ability to raise additional capital and the structure of such capital including the exercise of warrants, and (iii) changes in the exchange rate between the US dollar and the Indian Rupee.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the company's Form 10-KSB.

Contact:

Dhruva Kumar
India Globalization Capital, Inc.
+1-301-983-0998
info@indiaglobalcap.com
http://www.indiaglobalcap.com

Investor Relations:

RedChip Companies, Inc.
Sanford Diday
1-800-733-2447, Ext. 115
info@redchip.com
www.redchip.com